Dividend Capital Diversified Property Fund Inc. POS AM

Exhibit 10.24

FINAL FORM

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of [●], [●] by DIVIDEND CAPITAL TOTAL REALTY OPERATING PARTNERSHIP LP, a Delaware limited partnership, having an address at 518 17th Avenue, 17th Floor, Denver, Colorado 80202 (“Guarantor”).

RECITALS

A.   DCX [●] MASTER TENANT LLC, a Delaware limited liability company, is the tenant (“Tenant” which term shall be deemed to include the named Tenant and its successors and assigns) under that certain Master Lease (as the same may be amended, modified or supplemented from time to time, the “Lease”) dated as of the date of this Guaranty with the persons listed on Schedule 2 of the Lease, as landlord, (collectively, “Landlord” which term shall be deemed to include each such named Landlord and its successors and assigns) covering that certain premises located in [●], as more particularly described in the Lease (the “Demised Premises”); capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Lease.

B.   Guarantor agrees to guarantee to Landlord certain obligations of Tenant.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1.     Guarantor hereby unconditionally and irrevocably guarantees to Landlord (a) the payment in full (and not merely of collection) of all amounts due under the Lease including, without limitation, Fixed Rent, additional rent, and other amounts due thereunder; (b) the full and timely performance and observance of all of the terms, covenants, conditions and agreements provided to be performed and/or observed by Tenant under the Lease; and (c) the payment of all costs and expenses incurred by Landlord in connection with the enforcement of any of the provisions of this Guaranty or the Lease, or the attempted collection of any amounts due hereunder or thereunder, provided, that such enforcement or attempted collection shall have been commenced within twelve (12) months from the Expiration Date (collectively, the “Guaranteed Obligations”). If Tenant shall fail to duly and punctually pay any such amount, Guarantor shall forthwith pay or perform or observe the same on demand.

2.     Guarantor expressly agrees that Landlord may, without notice to or further assent from Guarantor and without in any way releasing, affecting or impairing the obligations and liabilities of Guarantor hereunder: (a) waive compliance with or any default under or grant any other indulgence with respect to the Lease; (b) modify, amend or change any provisions of the Lease; (c) make advances for the purposes of performing any term or covenant contained in the Lease, with respect to which Tenant is or shall be in default; (d) convey, assign or otherwise transfer all or any portion of its interest in the Improvements, the Lease or this Guaranty; (e) consent to the assignment or other transfer of Tenant’s interest under the Lease provided Guarantor is released in writing by Landlord from its obligations hereunder from and after the date of the assignment of the Lease; (f) grant extensions or renewals of the Lease and/or effect any release, compromise or settlement in connection therewith; (g) agree to the substitution, exchange, release or other disposition of all or any part of the Demised Premises under the Lease; and (h) deal in all respects with Tenant as if this Guaranty were not in effect.

3.     The obligations of Guarantor under this Guaranty shall be absolute and unconditional, irrespective of the genuineness, validity, regularity or enforceability of the Lease or any provision therein or security given therefore or in connection therewith or any other circumstances which might otherwise constitute a legal or equitable discharge of a surety of Guarantor. Notwithstanding anything herein contained to the contrary, the liability of Guarantor under this Guaranty shall be primary, direct and immediate, and not conditional or contingent upon pursuit by Landlord of any remedies it may have against Tenant and/or any other party, with respect to the Lease, whether pursuant to the terms thereof, by law or pursuant to any other security agreement or guaranty.

4.     The obligations of Guarantor hereunder shall not be released by Landlord’s receipt, application or release of any security given for the performance and observance of covenants and conditions in the Lease contained on Tenant’s part to be performed or observed.

5.     The liability of Guarantor hereunder shall in no way be affected by (a) the release or discharge of Tenant in any creditors’ receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s said liability under the Lease, resulting from the operation of any present or future provision of the bankruptcy act or other statute or from the decision in any court; (c) the rejection or disaffirmance of the Lease in any such proceedings; (d) except as expressly provided herein, the assignment or transfer of the Lease by Tenant; (e) any disability or other defense of Tenant; or (f) the cessation from any cause whatsoever of the liability of Tenant.

6.     Guarantor hereby expressly waives: (a) presentment and demand for payment and protest of nonpayment; (b) notices of acceptance of this Guaranty and of presentment, demand and protest; (c) all indulgences under any notice of default; (d) demand for observance, performance or enforcement of any terms and provisions of this Guaranty or the Lease; and (e) all other notices (other than notices of default) and demands otherwise required by law which Guarantor may lawfully waive. Guarantor also waives, but only if and to the extent that Guarantor may lawfully do so, trial by jury in any action brought on or with respect to this Guaranty.

7.     No delay on the part of Landlord in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on the undersigned shall be deemed to be a waiver of the obligations of the undersigned or of the right of Landlord to take further action without notice or demand as provided herein; nor in any event shall any modification or waiver of the provisions of this Guaranty be effective unless in writing, nor shall any such waiver be applicable except in the specific instance for which given.

8.     Each of the following events shall be an immediate event of default under this Guaranty:

8.1.          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Guarantor for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;

8.2.          Guarantor shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.2(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Guarantor or for a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors or (f) take any action for the purpose of effecting any of the foregoing; or

8.3.          Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

9.     Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Tenant’s assets securing payment of any claims by Guarantor shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Tenant’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor presently exist or are hereafter created or attach.

10.   Any part of the Guaranteed Obligations required to be paid when due, whether at demand, acceleration or otherwise, shall be paid by Guarantor in lawful money of the United States of America within the time and in the manner set forth in the Lease.

11.   Arbitration.

11.1.        Any dispute, claim or controversy arising out of or relating to this Guaranty or breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Guaranty to arbitrate, shall be determined by arbitration in Denver, Colorado, before a sole arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The arbitrator shall, in the award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.

11.2.        Anything to the contrary therein notwithstanding, the provisions of Section 11.1 shall not apply with respect to any application made by any party hereto for injunctive relief under this Guaranty.

12.   Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of Colorado without regard to principles of conflict of laws. The parties hereby: (a) submit to personal jurisdiction in Colorado for the enforcement of this Guaranty; and (b) waive any and all personal rights under the law of any state or the District of Columbia to object to jurisdiction within Colorado for the purposes of litigation to enforce this Guaranty. Guarantor agrees that in any action or proceeding brought under this Guaranty, Guarantor shall waive trial by jury.

13.   Notices. Any notice to be given or other document or payment to be delivered by any party to any other party hereunder may be delivered by (a) depositing the same with the United States Postal Service, addressed to the party to be notified, postage prepaid, registered or certified mail with return receipt requested, (b) delivering the same in person to such party via a hand delivery service, Federal Express or any other courier service that provides a return receipt showing the date of actual delivery of same to the addressee thereof, or (c) facsimile transmission with confirmation of receipt to the party sending same, if a copy is deposited with the United States Postal Service as provided in subpart (a) above, and addressed to the party for whom intended, as follows:

If to Guarantor:	Dividend Capital Total Realty Operating Partnership LP 518 17th Street, 17th Floor Denver, Colorado 80202 Attention: Joshua Widoff Facsimile: (303) 869-4602 Telephone: (303) 597-0483
With a copy to:	Bryan Cave LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203 Attention: Robert Bach Facsimile: (303) 335-3736 Telephone: (303) 866-0236
If to Landlord:

DCX [●] Manager LLC, as Manager
c/o Dividend Capital Total Realty Operating Partnership LP
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention:          M. Kirk Scott

Facsimile:          (303) 577-9797

Telephone:        (303) 339-3609

With a copy to:	Bryan Cave LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203 Attention: Robert Bach Facsimile: (303) 335-3736 Telephone: (303) 866-0236

Either party may, by notice given to the other party, designate a new address to which notices, demands and requests shall be sent and, thereafter, any of the foregoing shall be sent to the address most recently designated by such party. Notice shall be conclusively presumed to have been received by a party on the date the notice is shown as received on a registered or certified mail return receipt, Federal Express or courier return receipt or fax confirmation of receipt.

14.   Entire Agreement. This Guaranty sets forth the entire agreement between the parties. Any prior conversations or writings are merged herein and extinguished. No subsequent amendment to this Guaranty shall be binding upon Landlord or Guarantor unless reduced to writing and signed by Landlord and Guarantor.

15.   Assigns. Guarantor, in its sole and absolute discretion, may freely assign its rights and obligations under this Agreement. Subject to the terms and conditions of this Guaranty, the covenants, conditions and agreements contained in this Guaranty shall bind and inure to the benefit of Landlord and Guarantor and their respective successors, assigns and legal representatives (including any Fee Mortgagee(s)). Guarantor hereby acknowledges that Landlord shall have the absolute right to transfer one or more undivided interests in the Demised Premises, in which event such transferee shall be deemed to be a “Landlord” hereunder. Notwithstanding anything to the contrary herein, any beneficiary pursuant to this Guaranty shall have no right to assign its interest hereunder.

16.   Severability. If any portion of this Guaranty shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy (a) the remaining portions of this Guaranty shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law and (b) in lieu of such invalid and unenforceable provision, there will be added automatically as a part of this Guaranty a provision as similar in terms to the invalid or unenforceable provision as may be possible and be valid and enforceable.

17.   Captions. Captions or titles of the sections, paragraphs and subparagraphs of this Guaranty are inserted solely for convenience of reference and shall not constitute a part of this Guaranty, nor shall they affect its meaning, construction or effect.

18.   Attorneys’ Fees. If either party institutes an action or proceeding against the other party relating to the provisions of this Guaranty, then the non-prevailing party in such action or proceeding shall reimburse the prevailing party for its actual attorneys’ fees, and all fees, costs and expenses incurred on any appeal or in collection of any judgment.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day and year first above written.

DIVIDEND CAPITAL TOTAL REALTY OPERATING PARTNERSHIP LP, a Delaware limited partnership

By: Dividend Capital Diversified Property Fund, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

[Signature Page to Guaranty ([●])]